SCHEDULE 14C

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SCHEDULE 14C INFORMATION

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED MAY 22, 2019

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for an actively managed portion of Multimanager Mid Cap Value Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual or Semi-Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to amend the investment sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of a New Agreement (defined below).

At a regular meeting of the Board held on March 12-13, 2019, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Adviser, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to: (1) terminate the Investment Sub-Advisory Agreement between FMG LLC and Lord Abbett & Co. LLC (“Lord Abbett”) with respect to the Portfolio (“Old Agreement”); and (2) approve a new Investment Sub-Advisory Agreement between FMG LLC and American Century Investment Management, Inc. (“American Century” or “New Sub-Adviser”) with respect to the Portfolio (“New Agreement”), in connection with which American Century would replace Lord Abbett as the Sub-Adviser to a portion of the Portfolio that is actively managed (“Active Allocated Portion”). The Adviser’s proposal was based on several factors, including its evaluation of the Lord Abbett portfolio management team responsible for managing the Portfolio, and American Century’s track record managing mid cap value strategies. Based on a review of comparative performance information and other factors, FMG LLC recommended, and the Board approved, the termination of the Old Agreement and the approval of the New Agreement. Under the New Agreement, American Century will implement a mid cap value strategy in managing its Active Allocated Portion of the Portfolio. In addition, Diamond Hill Capital Management, Inc. currently serves as the Sub-Adviser to another portion of the Portfolio that is actively managed, and BlackRock Investment Management, LLC currently serves as the Sub-Adviser to the portion of the Portfolio that seeks to track the performance of an index.

Factors Considered by the Board

In reaching its decision to approve the New Agreement, the Board considered the overall fairness of the New Agreement and whether the New Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and the New Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by American Century; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall out” benefits that may accrue to American Century and its affiliates (i.e., indirect benefits that they would not receive but for the existence of the Portfolio). In considering the New Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

In connection with its deliberations, the Board took into account information prepared by the Adviser and American Century, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by American Century, as well as American Century’s investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board also took into account information provided to the Trustees at prior Board meetings. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the New Agreement and the information provided. The Independent Trustees also met in executive session during the meeting to discuss the New Agreement and the information provided. The Independent Trustees were assisted by independent counsel prior to and during the meeting and during their deliberations regarding the New Agreement and also received from counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Agreement. In approving the New Agreement with respect to the Portfolio, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of the information provided, determined that the proposed sub-advisory fee was fair and reasonable, and that the approval of the New Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the New Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by American Century. In addition to the investment performance information discussed below, the Board considered American Century’s responsibilities with respect to the Portfolio (or the allocated portion thereof) pursuant to the New Agreement, and American Century’s experience in serving as investment sub-adviser for other portfolios of the Trust and as an investment adviser or sub-adviser for funds and/or accounts similar to the Portfolio. The Board considered that American Century, subject to the oversight of the Adviser, would be responsible for making investment decisions with respect to the Portfolio (or the allocated portion thereof); placing with brokers or dealers orders for the purchase and sale of investments for the Portfolio (or the allocated portion thereof); and performing certain related administrative functions. The Board also reviewed information regarding American Century’s process for selecting investments for the Portfolio (or the allocated portion thereof), as well as information regarding the qualifications and experience of American Century’s portfolio managers who would provide services to the Portfolio. The Board also considered information regarding American Century’s procedures for executing portfolio transactions for the Portfolio (or the allocated portion thereof) and American Century’s policies and procedures for selecting brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board received information regarding American Century’s trading experience and how American Century would seek to achieve “best execution” on behalf of the Portfolio (or the allocated portion thereof). The Board’s conclusion regarding the nature, quality and extent of the overall services to be provided by American Century also was based, in part, on information the Trustees had recently reviewed in connection with American Century’s appointment as investment sub-adviser for two other portfolios of the Trust that recently commenced operations, including the EQ/American Century Mid Cap Value Portfolio, for which American Century implements a mid cap value strategy. The Board noted that it had considered and unanimously approved investment sub-advisory agreements between FMG LLC and American Century with respect to these two portfolios of the Trust at meetings held on July 10-12, 2018 and December 5-6, 2018, respectively. In this regard, the Board also noted (i) that the terms of the New Agreement with American Century are substantially identical to the terms of the previously approved investment sub-advisory agreements between FMG LLC and American Century, except as to the effective date, and (ii) that the terms of the New Agreement with American Century are substantially similar to the terms of the Old Agreement between FMG LLC and Lord Abbett, except as to the effective date, compensation, and the named Sub-Adviser.

The Board also factored into its review its assessment of American Century’s compliance program, policies and procedures, noting that it had considered the Trust’s Chief Compliance Officer’s evaluation of American Century’s compliance program, policies and procedures, and the Chief Compliance Officer’s certification that they were consistent with applicable legal standards, in connection with its approval of the investment sub-advisory agreements with American Century with respect to the other portfolios of the Trust. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving American Century and reviewed information regarding American Century’s financial condition and history of operations and potential conflicts of interest in managing the Portfolio.

The Board also received and reviewed information regarding the performance of the American Century Mid Cap Value composite relative to the performance of an appropriate benchmark, as well as Lord Abbett’s allocated portion of the Portfolio, over various time periods. The Board noted some short-term performance weakness, but generally considered long-term performance to be more important than short-term performance. The Board also considered American Century’s expertise, resources, proposed investment strategy, and personnel for advising the Portfolio (or the allocated portion thereof). The Board also noted that, because the EQ/American Century Mid Cap Value Portfolio had commenced operations on October 22, 2018, and had only limited operating history, meaningful comparative performance information for that portfolio was not available.

Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by American Century were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the New Agreement.

The Board considered the proposed sub-advisory fee for American Century with respect to the Portfolio (or allocated portion thereof) in light of the nature, quality and extent of the overall services to be provided by American Century. In this regard, the Board noted that, based on aggregate asset levels as of December 31, 2018 (as discussed below), the sub-advisory fee rate to be payable to American Century under the New Agreement is expected to be lower than the sub-advisory fee rate paid to Lord Abbett under the Old Agreement. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to American Century with respect to the Portfolio and the advisory fee to be retained by the Adviser in light of, among other factors, the services provided to the Portfolio by the Adviser and American Century. The Board noted that the advisory fee paid by the Portfolio to the Adviser would not change as a result of the approval of the New Agreement.

The Board further noted that the Adviser, and not the Portfolio, would pay American Century and that the proposed sub-advisory fee was negotiated between American Century and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with American Century is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee is fair and reasonable.

The Board also considered the estimated impact of the proposed sub-advisory fee on the profitability of the Adviser. In this regard, the Board noted that the appointment of American Century is expected to have a positive impact on the Adviser’s annual profitability at current aggregate asset levels. The Adviser advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the New Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and American Century based on the particular circumstances in each case for each of them.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee rate schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule for the Portfolio includes breakpoints that reduce the sub-advisory fee rate as Portfolio assets under American Century’s management increase above certain levels. In this regard, the Board acknowledged that, at some levels, the breakpoints in a sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board also noted that the sub-advisory fee rate schedule for American Century aggregates the assets of American Century’s Active Allocated Portion with the assets of the EQ/American Century Mid Cap Value Portfolio. The Board also noted that the aggregation of assets may result in the Portfolio reaching a breakpoint sooner than if the sub-advisory fee rate schedule did not aggregate assets, which also has the potential to benefit the Adviser. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to American Century, including the following. The Board noted that American Century serves as sub-adviser for other portfolios of the Trust and receives sub-advisory fees with respect to those portfolios. The Board also noted that American Century may benefit from greater exposure in the marketplace with respect to American Century’s investment process and from expanding its level of assets under management, and American Century may derive benefits from its association with the Adviser and other Sub-Advisers. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to American Century are fair and reasonable.

American Century became the New Sub-Adviser to its Active Allocated Portion effective on or about April 8, 2019.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New Agreement between FMG LLC and American Century are substantially similar to the terms of the Old Agreement between FMG LLC and Lord Abbett, except as to the effective date, compensation, and the named Sub-Adviser. Pursuant to the New Agreement, American Century is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the portion of the Portfolio that has been allocated to American Century from time to time, subject to the direction, control and oversight of FMG LLC and the Board. The New Agreement will remain in effect for an initial two-year term with respect to the Portfolio and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and American Century, or by FMG LLC or American Century on sixty days’ written notice to the Trust and the other party. The New Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Advisory Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fee to the New Sub-Adviser. The appointment of American Century as a New Sub-Adviser to the Portfolio did not result in a change to the investment advisory fee paid by the Portfolio to FMG LLC.

The New Agreement generally provides that American Century will not be liable for any losses, claims, damages, liabilities or litigation incurred by the Portfolio, the Trust or the Adviser as a result of any error of judgment, mistake of law, or other action or omission by American Century, except that nothing in the New Agreement limits the liability of American Century for any losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of American Century in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact contained in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, the Trust or the Adviser, or the omission to state therein a material fact known to American Century which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by American Century to the Adviser or the Trust.

Comparison of Sub-Advisory Fees

The sub-advisory fee rate schedule under the New Agreement with American Century starts with an initial fee rate that is higher than the initial fee rate in the sub-advisory fee rate schedule under the Old Agreement with Lord Abbett, but the breakpoints in the fee rates under the New Agreement occur at lower asset levels. In addition, as mentioned above, for the purpose of calculating the sub-advisory fee payable to American Century, the assets of American Century’s Active Allocated Portion will be aggregated with the assets of the EQ/American Century Mid Cap Value Portfolio, which commenced operations on October 22, 2018 (such aggregated assets, “American Century Aggregated Allocation Portion”). If, during the Portfolio’s fiscal year ended December 31, 2018, the assets that were allocated to Lord Abbett had been allocated to American Century, the aggregate sub-advisory fee rate of 0.50% of the Portfolio’s average daily net assets and the aggregate sub-advisory fees of $216,489 that FMG LLC paid with respect to the Portfolio would have decreased to 0.42% and $183,734, respectively. This 0.08% decrease in the aggregate sub-advisory fee rate represents a $32,755 decrease in the aggregate sub-advisory fees paid by FMG LLC with respect to the Portfolio for the fiscal year ended December 31, 2018.

Information Regarding American Century Investment Management, Inc.

The following provides additional information about the New Sub-Adviser.

American Century is a wholly-owned subsidiary of American Century Companies, Inc. (“ACC”). The Stowers Institute for Medical Research controls ACC by virtue of its beneficial ownership of more than 25% of the voting securities of ACC. As of December 31, 2018, American Century’s total assets under management were approximately $149.5 billion.

Effective on or about April 8, 2019, Kevin Toney, CFA, Phillip N. Davidson, CFA, Michael Liss, CFA, and Brian Woglom, CFA, are jointly and primarily responsible for the investment decisions for American Century’s Active Allocated Portion of the Portfolio. Mr. Toney, Chief Investment Officer-Global Value Equity, Senior Vice President and Senior Portfolio Manager, joined American Century in 1999 and became a portfolio manager in 2006. Mr. Davidson, Senior Vice President and Executive Portfolio Manager, joined American Century in 1993 as a portfolio manager. Mr. Liss, Vice President and Senior Portfolio Manager, joined American Century in 1998 and became a portfolio manager in 2004. Mr. Woglom, Vice President and Senior Portfolio Manager, joined American Century in 2005 and became a portfolio manager in 2012.

American Century’s office is located at 4500 Main Street, Kansas City, Missouri 64111. American Century’s principal executive officers and directors include:

Name	Title
Jonathan Thomas	Executive Vice President and Director
Charles Etherington	General Counsel and Senior Vice President
Amy Shelton	Chief Compliance Officer
Patrick Bannigan	Chief Financial Officer, Chief Accounting Officer, Vice President, Director and Treasurer
Victor Zhang	President, Chief Executive Officer, and Chief Investment Officer

Unless otherwise indicated, the address of each of these individuals is 4500 Main Street, Kansas City, Missouri 64111.

For its services to the Portfolio, American Century receives a sub-advisory fee based on the assets of the American Century Aggregated Allocation Portion as follows: 0.55% of the American Century Aggregated Allocation Portion’s average daily net assets up to and including $50 million; 0.45% of the American Century Aggregated Allocation Portion’s average daily net assets over $50 million and up to and including $100 million; and 0.40% of the American Century Aggregated Allocation Portion’s average daily net assets in excess of $100 million.

Information with respect to (sub-)advisory fees paid to the New Sub-Adviser by comparable funds subject to the 1940 Act that it (sub-)advises is provided in Appendix A to this Information Statement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers that are affiliates of such brokers, or with unaffiliated brokers that trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2018, the Portfolio paid brokerage commissions in the amount of $1,682 to Sanford C. Bernstein & Co., LLC, an affiliate of FMG LLC, which represented 5.29% of total brokerage commissions paid by the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of March 31, 2019. FMG LLC is organized as a Delaware limited liability company and is a wholly-owned subsidiary of AXA Equitable. AXA Equitable is an indirect wholly-owned subsidiary of AXA Equitable Holdings, Inc. (“AEH”), which is a publicly owned company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of March 31, 2019, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the Portfolio as of March 31, 2019:

Owner	Class	Number of Shares Owned	Percentage of Class Owned
EQ/Conservative Plus Allocation Portfolio	K	247,275.88	5.42%
EQ/Moderate Allocation Portfolio	K	1,778,824.09	39.01%
EQ/Moderate-Plus Allocation Portfolio	K	1,351,970.47	29.65%
EQ/Aggressive Allocation Portfolio	K	449,226.42	9.85%

Outstanding Shares

The outstanding shares of each class of the Portfolio as of March 31, 2019, are set forth below:

	Class IA	Class IB	Class K
Outstanding Shares	619,563	6,230,589	4,559,471

Additional Information Regarding the Old Agreement

At a meeting held on July 10-12, 2018, the Board considered and unanimously approved the annual continuance of the investment sub-advisory agreement between FMG LLC and Lord Abbett with respect to the Portfolio.

As described in the Portfolio’s Prospectus and Statement of Additional Information dated May 1, 2019, in 2018 AXA S.A. (“AXA”), a French insurance holding company, announced its intention to sell over time all of its interest in AEH, the indirect parent company of FMG LLC, through a series of sales of AEH’s common stock (“Sell-Down Plan”). It was anticipated that one or more of the transactions contemplated as part of the Sell-Down Plan would result in the automatic termination of the investment sub-advisory agreement between FMG LLC and Lord Abbett with respect to the Portfolio. To ensure that Lord Abbett could continue to provide investment sub-advisory services to the Portfolio without interruption, at a meeting held on August 22, 2018, the Board considered and unanimously approved a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and Lord Abbett with respect to the Portfolio in connection with the Sell-Down Plan. The investment sub-advisory agreement became effective on November 1, 2018.

On November 20, 2018 and March 20, 2019, as part of the Sell-Down Plan, AXA announced the completion of further secondary offerings of common stock of AEH and the sale by AXA to AEH of common stock of AEH. As a result of the secondary offerings and the share buybacks, AXA is no longer a majority shareholder of AEH. Upon the closing of the secondary offering and share buyback announced on March 20, 2019, which closed March 25, 2019, a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and Lord Abbett with respect to the Portfolio (i.e., the Old Agreement) became effective. The Old Agreement was terminated in connection with FMG LLC’s proposal described in this Information Statement.

Appendix A

The chart below provides information regarding the (sub-)advisory fee(s) charged by the New Sub-Adviser to comparable funds subject to the 1940 Act that it (sub-)advises.

Name of Fund	Net Assets	Sub-Advisory Fee Rate (as a % of average daily net assets)
EQ/American Century Mid Cap Value Portfolio	$261.7 M^	0.55% of the American Century Aggregated Allocation Portion’s average daily net assets up to and including $50 million; 0.45% of the American Century Aggregated Allocation Portion’s average daily net assets over $50 million and up to and including $100 million; and 0.40% of the American Century Aggregated Allocation Portion’s average daily net assets in excess of $100 million
NMSF Mid Cap Value Portfolio	$468.7 M^	*
MML Mid Cap Value Fund	$383.6 M^	*
NVIT Multi-Manager Mid Cap Value Fund	$136.8 M^	*
MassMutual Select Mid-Cap Value Fund	$95.5 M^^	*
Penn Series Mid Core Value Fund	$78.8 M^	*

^ Net assets as of the most recent fiscal year ended December 31, 2018.

^^ Net assets as of the most recent fiscal year ended September 30, 2018.

* As permitted by an exemptive order granted to this fund, the sub-advisory fee rate paid to an individual sub-adviser is not publicly disclosed by the fund. The aggregate advisory fee rate paid to each fund’s adviser is as follows: NMSF Mid Cap Value Portfolio (0.85%); MML Mid Cap Value Fund (0.84%); NVIT Multi-Manager Mid Cap Value Fund (0.75%); MassMutual Select Mid-Cap Value Fund (0.70%); and Penn Series Mid Core Value Fund (0.72%).

Name of Fund	Net Assets	Advisory Fee Rate (as a % of average daily net assets)
American Century VP Mid Cap Value Fund	$848.1 M^	0.900% Class II
American Century Mid Cap Value Fund	$7.6 B^^	1.00% Investor Class
American Century NT Mid Cap Value Fund	$930.1 M^^	0.00%* G Class

^ Net assets as of the most recent fiscal year ended December 31, 2018.

^^ Net assets as of the most recent fiscal year ended March 31, 2019.

* American Century has agreed to waive the American Century NT Mid Cap Value Fund — G Class unified management fee in its entirety. American Century expects this waiver to remain in effect permanently and cannot terminate it without the approval of the fund’s board of directors. The American Century NT Mid Cap Value Fund — G Class is available for purchase only by funds advised by American Century Investments.